Exhibit 99.1

fastly

Q3 2019 Shareholder Letter

November 7, 2019
investors.fastly.com

Exhibit 99.1

3rd Quarter 2019 Key Highlights

•	Strong top-line growth with revenue of $50 million, up 35% from Q3 2018

•	Continued momentum with existing customers demonstrated by a strong Dollar-Based Net Expansion Rate (DBNER) of 135%, up from 132% in the previous quarter[1]

•	Total enterprise customer count of 274, up from 262 in the previous quarter

•	Enterprise customers generated 86% of our trailing twelve-month total revenue, which remained consistent with 86% in the previous quarter

•	Average enterprise customer spend of approximately $575,000, up from $556,000 in the previous quarter

•	GAAP gross margin of 55.2%, up from 54.6% at the end of Q3 2018; Non-GAAP gross margin of 56.1%, which excludes stock-based compensation, up from 54.8% at the end of Q3 2018

•	GAAP operating loss of $13 million; Non-GAAP operating loss of $9 million[2]

•	GAAP basic and diluted net loss per share of $0.13; Non-GAAP basic and diluted net loss per share of $0.09[2]

•	Capital expenditures[3] of $4 million, representing 9% of revenue

•	Continued expansion of our network to 66 Points of Presence (POPs) with access to 58 Tbps of global network capacity, up from 64 POPs with 52 Tbps in the previous quarter

•	Raised full-year 2019 guidance

We announced the beta launch of Compute@Edge, a powerful new language-agnostic compute environment. This major milestone marks an evolution of Fastly’s edge computing capabilities and our company’s innovation in the serverless space.

__________

1We calculate Dollar Based Net Expansion Rate by dividing the revenue for a given period from customers who remained customers as of the last day of the given period (the “current” period) by the revenue from the same customers for the same period measured one year prior (the “base” period). The revenue included in the current period excludes revenue from (i) customers that churned after the end of the base period and (ii) new customers that entered into a customer agreement after the end of the base period
2For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter
3Capital Expenditures are defined as cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flows

Exhibit 99.1

To Our Shareholders,

As we report Fastly’s second quarter as a public company, we are extremely excited about the progress we’ve made, and the opportunities ahead. We are passionate about our mission of enabling developers to dream bigger by providing them with a secure, programmable, and reliable edge cloud platform that they can adopt as their own. To achieve that goal, we have been focused on creating a frictionless developer experience at the edge. We always ask ourselves: How can we make it easier for developers to write code at the edge? What new tools do they need us to integrate with? What languages do they want to program in? What visibility is needed? How can we make applications more secure? This quarter, we delivered features that made developers’ lives easier. We saw more experimentation, innovation, and ultimately, value delivered at the edge. As our customers continue to create and push more of their code to the edge, it is our responsibility to reimagine and deliver exceptional security and performance, so we are the engine for our customers’ growth.

The headway we are making is evident in our results for the third quarter of 2019. We generated $50 million in revenue, up 35% year-over-year and increased our enterprise customer count to 274 from 262 in the previous quarter. We also continue to drive usage with existing customers, which resulted in a DBNER of 135%, up from 132% in the previous quarter. These results reflect further adoption of our developer-friendly edge platform and products by new and existing enterprise organizations across all geographies and verticals. We see this momentum continuing as developers further embrace our modern edge compute platform.

Exhibit 99.1

Enhancing Edge Computing Capabilities

Fastly continues to build on its history of innovation in edge computing. A big reason why developers continue using our platform is because we deliver new tools and functionality that enable developers to build and create beyond what was previously possible.

We’re starting to see results from last quarter’s launch of our developer library, which includes ready-to-deploy code and solution patterns. These new capabilities are designed to increase adoption of our platform by making it faster and safer for developers to discover, test, customize, and deploy edge cloud solutions. We saw adoption from customers like A+E which leverages our developer libraries to authenticate and secure video streams, IGN which uses our edge compute to optimize images and geo-fence content, and a Japanese ecommerce company which programmatically schedules content and inventory expiration on the Fastly Edge Cloud.

Building on that, in the third quarter we also launched the newest version of our Terraform provider, which brought added functionality and increased performance to customers. We also announced the expansion of our real-time log streaming to support Apache Kafka and Elasticsearch endpoints, giving developers even more options to experiment with big data.

Additionally, over the past two years, we’ve been creating a compiler and runtime that executes functions at the edge with unparalleled speed, safety, and security. I am thrilled that we recently announced the beta of our next-generation serverless offering: Compute@Edge, a powerful new language-agnostic compute environment. Compute@Edge is built for global scale and performance, and at 35.4 microseconds it offers a 100x faster startup times than other solutions on the market. We will demo the product at our user conference, Altitude NYC, on November 12th and 13th. For Compute@Edge, we added tooling to support Rust as the second language—in addition to Varnish Configuration Language (VCL)—due to its growing popularity with innovative, forward-thinking organizations. More languages will be added in the future. The demo will showcase how customers can build and deliver more complex logic at the edge. Some examples include taking advantage of technologies like GraphQL to deliver exceptionally personalized web experiences and improving API security by validating requests and responses inline.

Driving Growth by Winning New Enterprise Customers1

During the third quarter of 2019, our enterprise customer count increased to 274, up from 262 in the previous quarter. We continue to attract and win new enterprise customers by delivering best-in-class performance, combined with a developer-friendly approach that offers agility, security, control, and real-time visibility.

In addition to growing our enterprise customer base, we are also driving increases in the amount spent by each of these customers, with average enterprise customer spend of $575,000, up from $556,000 in the previous quarter. Enterprise customers continue to be the primary growth driver in our business, generating 86% of our trailing twelve-month revenue as of the third quarter.

__________

1Enterprise customers are defined as customers with revenue in excess of $100,000 over the previous 12-month period

Exhibit 99.1

To continue to drive enterprise customer growth, we focus the majority of our direct selling and support efforts on large and rapidly growing companies that have both the potential to increase usage over time and the budget to become enterprise customers (which we define as customers that spend $100,000 or more in the last twelve months). Historically, these customers have the most applicable edge computing use cases, the most rapid usage expansion, and the budget to purchase additional products and features on our platform. We are seeing the results of this strategy. As just one example, this quarter we had a large customer ramp to enterprise status in a single month.

Our total customer count also increased to 1,684 this quarter, up from 1,627 in the previous quarter. We’ve continued to invest in our demand generation, sales and marketing teams, and expect to see a return on those efforts in the quarters to come.

Exhibit 99.1

Expanding Usage within Our Existing Customer Base

As enterprises grow and experience increased site traffic, their needs evolve, leading to additional, more complex use cases resulting in expanded usage and adoption of additional Fastly products. Our programmable edge platform includes a variety of other offerings, such as caching, image optimization, DDOS Protection, and Web Application Firewall. A meaningful indicator of the increased activity from our existing customer accounts and overall customer satisfaction is DBNER, which measures the change in existing customers’ revenue from usage of our platform over a twelve-month period, excluding the effect of new and churned customers. In Q3 2019, our DBNER was 135%, up from 132% in the previous quarter.

The increase in DBNER was driven by further adoption of security features and more complex edge computing use cases by large customers. Additionally, we’ve continued to drive expansion into adjacent business units within existing enterprise customers. Within a number of our existing Fortune 100 ecommerce customers, we have won new business with additional distinct opportunities as they realized the capabilities of our edge cloud platform.

Exhibit 99.1

Continued Investment in Our Software-Defined Modern Network Platform

Our unique network architecture delivers best-in-class speed, flexibility, and efficiency. By having a single, software-defined, modern network, fueled by proprietary software that has built-in routing and load balancing capabilities, we offer developers unprecedented flexibility and control while also maintaining the ability to be efficient with our capital expenditures. This quarter, we added new POPs in Colombia, the U.K., and Florida. We also upgraded existing POPs in South Africa, Brazil, and additional U.K. locations. In total, Fastly now has 66 POPs online providing access to 58Tb/sec of global network capacity.

We aim to invest in and scale our network as efficiently as possible, and expand, upgrade, and augment based on the needs of new and existing customers around the globe.

Exhibit 99.1

Future Opportunities for Operating Leverage

We continue to be confident in our path to profitability over time, which is driven by our ability to win new enterprise customers, drive usage on our network, and invest efficiently—all of which we expect to deliver upon as we scale. We expect that the primary drivers of our operating leverage will be incremental revenue from continuous edge cloud and security product releases as well as increased efficiency in the network.

This quarter, we realized the benefit of increased system efficiency through multiple software improvements to our edge software stack. Specifically, these improvements lead to a reduction in CPU utilization for common platform workloads. With a single, global platform, we can immediately realize these improvements in every Fastly POP globally, and on every cache server. These improvements provide more headroom in our systems, thereby generating additional leverage from existing investments and helping us increase the efficiency of future investments in our network.

In terms of operating expenses, we are committed to building upon our edge computing momentum and pioneering new edge computing as well as security technologies at a reasonable pace. We plan to continue to invest in our sales and marketing organizations to drive strong top-line growth, and we aim to do so as efficiently and effectively as possible. Lastly, we scaled our general and administrative teams this year as part of becoming a public company, and we believe that we will begin to deliver operating leverage within that organization in future periods as our teams approach scale.

Exhibit 99.1

Financial Discussion

Revenue
Total revenue for Q3 2019 increased 35% year-over-year to $50 million, driven by further adoption of our developer-friendly edge platform and products by new and existing enterprise organization across all geographies and verticals.

Customer Count
As of Q3 2019, 274 of our 1,684 customers were enterprise customers. These enterprise customers drove the majority of our revenue growth and accounted for 86% of Q3 revenue.

Gross Margin
GAAP gross margin was 55.2% for Q3 2019, compared to 54.6% in the same quarter a year ago. Excluding stock-based compensation, Non-GAAP gross margin was 56.1% for Q3 2019, compared to 54.8% in the same quarter a year ago. As we have previously disclosed, our gross margin can be impacted by seasonal events. We expect our Q4 2019 gross margin increase to be in line with our prior year trend.

Expenses
Research and development expense was $12 million in Q3 2019, or 24% of revenue, up from $9 million year-over-year, or 25% of revenue. The increase was primarily driven by growth in our headcount as we continue to invest in new products and features to continue to produce next-generation edge computing solutions.

Sales and marketing expense was $18 million in Q3 2019, representing 35% of revenue compared to 33% of revenue in Q3 2018. The year-over-year increase was primarily driven by augmenting our talent to drive future enterprise customer acquisition growth as well as encouraging further use of our platform by current customers.

General and administrative expense was $11 million in Q3 2019, or 21% of revenue, an increase of $4 million year-over-year. The higher expense was primarily driven by an increase in headcount, service providers, and insurance required to support us as a public company.

In total, our operating expenses for Q3 2019 were $40 million, or 81% of revenue, compared to 76% of revenue a year ago. We generated a GAAP operating loss of $13 million, or 26% of revenue, compared to GAAP operating loss of $8 million, or 21% of revenue in the same quarter a year ago. Non-GAAP operating loss was $9 million, or 18% of revenue, compared to non-GAAP operating loss of $7 million, or 18% of revenue in the same quarter a year ago.

Net Loss
Net loss for the quarter was $12 million compared to $8 million a year ago. Factoring in Q3 2019 weighted average shares outstanding of 93 million, GAAP basic and diluted net loss per share was $0.13, compared to $0.35 in the same quarter a year ago. Non-GAAP basic and diluted net loss per share was $0.09, compared to $0.29 in the same quarter a year ago. For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation table at the end of this letter.

Exhibit 99.1

Balance Sheet, Capital Expenditures, and Cash Flow

We ended Q3 2019 with $208 million in cash and investments. Cash used in operations was $13 million in the quarter. Capital expenditures, or cash used for purchases of property and equipment and capitalized internal-use software, were $4 million in Q3 2019 and $14 million year to date. Free Cash Flow was ($17) million in Q3 2019. Both are in line with our expectations. We expect full-year 2019 capital expenditures as a percentage of revenue to be in line with the prior year. That being said, long term, we expect capital expenditures to approach 10% of revenue on a calendar year basis. For additional context, please refer to the free cash flow table at the end of this letter.

Subsequent to quarter-end, we closed on a $70 million three-year, cash collateralized revolving credit facility. In conjunction with the financing, we repaid and closed our senior credit facility in the amount of approximately $20 million. This new credit line offers greater financial flexibility with limited financial covenants, along with the reduction of required deposits compared to the previous debt facility, and also increases our ability to utilize capital leases. The interest rate of LIBOR plus 150bps and interest-only payment structure of the new facility will lower our overall cost of capital and provide additional interim cash flow to invest in our business and drive growth.

Exhibit 99.1

Q4 and Full Year 2019 Business Outlook

We continue to see strong growth in our business, and, as such, have raised our full-year 2019 guidance.

	Q4 2019	CY 2019	Previous 2019
Total Revenue	$52.5 - $56.5 million	$194 - $198 million	$191 - $195 million
Non-GAAP Operating Loss	($13) - ($9) million	($38) - ($34) million	($40) - ($34) million
Non-GAAP Net Loss per share[1,2]	($0.13) - ($0.10)	($0.54) - ($0.51)	($0.59) - ($0.51)

We remain focused on driving strong revenue growth while continuing to invest efficiently and serve as good stewards of our capital.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, many of these costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for Q3 2019 in the reconciliation table at the end of this letter.

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1Assumes weighted average basic shares outstanding of 93.5 million in Q4 2019 and 68.2 million for the full year 2019; estimated share counts include approximately 250,000 incremental shares from the expiration of the lockup period
2Non-GAAP Net Loss per share calculation is full-year Non-GAAP Net Loss divided by weighted average basic shares for the full-year

Exhibit 99.1

Quarterly Conference Call

We will host a live Q&A session at 2:00 p.m. PT / 5:00 p.m. ET on Thursday, November 7, 2019 to discuss these financial results. To participate in the live call, please dial (866) 211-4110 (U.S. / Canada) or (647) 689-6608 (international) and provide conference ID 3498902. A live webcast of the call will be available at https://investors.fastly.com and will be archived on our site following the call.

As we progress in our pursuit to build a more trustworthy internet where good thrives, we are extremely encouraged by our recent growth. However, we did not get here alone, nor by accident. Our continued growth is a testament to the hard work and dedication of all our employees, and the continued support from our customers, partners, and investors. We have built an ecosystem focused on honesty, intention, and passion, and that is embraced by everyone at Fastly. As we continue to build a secure, programmable, and reliable edge cloud platform, we are poised to capture the significant growth opportunities and excited by what lies ahead.

Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.

Sincerely,

Artur Bergman
CEO & Founder

Exhibit 99.1

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or Fastly's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Fastly's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Fastly’s future financial and operating performance, including its outlook and guidance; Fastly's strategies, product and business plans, including its ability to scale; statements regarding Fastly's investments in revenue, marketing and demand generation, and the impact of such investments on its business; statements regarding the performance of Fastly's platform; and Fastly's expectations regarding the expansion of its customer base, including anticipated enterprise customer deals, and the growth and usage of its customers. Fastly's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Fastly is unable to attract and retain customers; Fastly's existing customers and partners do not maintain or increase usage of Fastly's platform; Fastly's platform and product features do not meet expectations, including due to interruptions, security breaches, delays in performance or other similar problems; Fastly is unable to adapt to meet evolving market and customer demands and rapid technological change; Fastly is unable to comply with modified or new industry standards, laws and regulations; Fastly is unable to generate sufficient revenues to achieve or sustain profitability; Fastly’s limited operating history makes it difficult to evaluate its prospects and future operating results; Fastly is unable to effectively manage its growth; and Fastly is unable to compete effectively. The forward-looking statements contained in this shareholder letter are also subject to other risks and uncertainties, including those more fully described in Fastly's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Additional information will also be set forth in Fastly's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and other filings and reports that we may file from time to time with the SEC. The forward-looking statements in this letter to shareholders are based on information available to Fastly as of the date hereof, and Fastly disclaims any obligation to update any forward-looking statements, except as required by law.

Exhibit 99.1

Non-GAAP Financial Measures:

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses the following non-GAAP measures of financial performance: non-GAAP gross profit, non-GAAP net loss, non-GAAP basic and diluted net loss per common share, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, and adjusted EBITDA. The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In addition, these non-GAAP financial measures may be different from the non-GAAP financial measures used by other companies. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within our earnings releases.

Non-GAAP gross profit, non-GAAP research and development, non-GAAP sales and marketing, and non-GAAP general and administrative differ from GAAP in that they exclude stock-based compensation expense. Non-GAAP net loss and non-GAAP basic and diluted net loss per common share differ from GAAP in that they exclude stock-based compensation expense, interest expense related to the acceleration of deferred debt issuance costs due to the early repayment of debt, and other expense related to the mark-to-market of our convertible preferred warrant liability immediately prior to our initial public offering ("IPO").

Adjusted EBITDA: Adjusted EBITDA excludes stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, other (income) expense, net, and income taxes.

Capital Expenditures: cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flow.

Depreciation and Amortization Expense: consists of non-cash charges that can be affected by the timing and magnitude of asset purchases. Depreciation and amortization expense is included in the following cost and expense line items of our GAAP presentation: cost of revenue, research and development, sales and marketing, and general and administrative. Management considers its operating results without amortization expense when evaluating its ongoing non-GAAP performance and without depreciation and amortization expense when evaluating its ongoing adjusted EBITDA performance because these charges are non-cash expenses that can be affected by the timing and magnitude of asset purchases and may not be reflective of our core business, ongoing operating results, or future outlook.

Exhibit 99.1

Free Cash Flow: calculated as net cash used in operating activities less capital expenditures.

Interest Expense: consists primarily of interest expense related to our debt instruments. Management considers its operating results without interest expense associated with the acceleration of deferred debt issuance costs associated with early repayment of debt when evaluating its ongoing non-GAAP performance and without total interest expense when evaluating its ongoing adjusted EBITDA performance because it is not believed by management to be reflective of our core business, ongoing operating results, or future outlook.

Interest Income: consists primarily of interest income related to our marketable securities. Management considers its adjusted EBITDA results without this activity when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results, or future outlook.

Income Taxes: consists of expense recognized related to state and foreign income taxes. Management considers its adjusted EBITDA results without these charges when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results, or future outlook.

Non-GAAP Operating Loss: calculated as GAAP revenue less non-GAAP cost of revenue and non-GAAP operating expenses.

Other (Income) Expense, Net: consists primarily of other expense related to mark-to-market adjustments of our convertible preferred stock warrant liabilities. Upon the closing of the IPO, the warrants to purchase shares of preferred stock were converted into warrants to purchase shares of our common stock. As a result, the warrant liability was remeasured a final time immediately prior to the IPO and reclassified to additional paid in capital within stockholders' deficit. Management considers its operating results without other expense associated with the mark-to-market adjustments included in other expense, net, when evaluating its ongoing non-GAAP performance and without total other expense, net when evaluating its ongoing adjusted EBITDA performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Stock-based Compensation Expense: consists of expense for stock options, restricted stock units, and Employee Stock Purchase Plan ("ESPP") under our equity incentive plans. Stock-based compensation is included in the following cost and expense line items of our GAAP presentation: cost of revenue, research and development, sales and marketing, and general and administrative.

Although stock-based compensation is an expense for the Company and is viewed as a form of compensation, management excludes stock-based compensation from our non-GAAP measures and adjusted EBITDA results for purposes of evaluating our continuing operating performance primarily because it is a non-cash expense not believed by management to be reflective of our core business, ongoing operating results, or future outlook. In addition, the value of stock-based instruments is determined using formulas that incorporate variables, such as market volatility, that are beyond our control.

Management believes these non-GAAP financial measures and adjusted EBITDA serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods and to those of peer companies, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current financial performance.

Exhibit 99.1

In the financial tables below, the Company provides a reconciliation of the most comparable GAAP financial measure to the historical non-GAAP financial measures used in this shareholder letter.

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue	$49,797	$36,820	$141,526	$103,766
Cost of revenue(1)	22,292	16,711	62,794	47,790
Gross profit	27,505	20,109	78,732	55,976
Operating expenses:
Research and development(1)	12,121	9,233	33,541	25,311
Sales and marketing(1)	17,560	12,331	49,505	36,647
General and administrative(1)	10,583	6,265	28,203	16,097
Total operating expenses	40,264	27,829	111,249	78,055
Loss from operations	(12,759)	(7,720)	(32,517)	(22,079)
Interest income	1,154	293	2,431	577
Interest expense	(621)	(479)	(4,845)	(1,219)
Other income (expense), net	109	(530)	(2,363)	(764)
Loss before income taxes	(12,117)	(8,436)	(37,294)	(23,485)
Income taxes	46	51	183	144
Net loss	$(12,163)	$(8,487)	$(37,477)	$(23,629)
Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(0.35)	$(0.63)	$(0.98)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	93,240	24,529	59,679	24,222
__________

(1)	Includes stock-based compensation expense as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Cost of revenue	$438	$55	$875	$178
Research and development	968	307	2,114	907
Sales and marketing	929	242	1,894	693
General and administrative	1,505	357	2,667	1,021
Total	$3,840	$961	$7,550	$2,799

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of September 30, 2019	As of December 31, 2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$54,706	$36,963
Marketable securities	153,098	46,679
Accounts receivable, net	33,905	24,729
Prepaid expenses and other current assets	14,223	8,896
Total current assets	255,932	117,267
Property and equipment, net	56,640	42,354
Goodwill	348	360
Intangible assets, net	1,161	610
Other assets	13,239	2,163
Total assets	$327,320	$162,754
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,796	$2,333
Accrued expenses	23,465	15,535
Current portion of long-term debt	13,505	11,370
Other current liabilities	1,611	2,512
Total current liabilities	45,377	31,750
Long-term debt, less current portion	15,545	39,439
Convertible preferred stock warrant liabilities	—	3,261
Other long-term liabilities	6,983	647
Total liabilities	67,905	75,097
Convertible preferred stock	—	219,584
Stockholders’ deficit:
Class A and Class B common stock	2	1
Additional paid-in capital	439,480	16,403
Treasury stock	(2,109)	(2,109)
Accumulated other comprehensive income	(22)	(36)
Accumulated deficit	(177,936)	(146,186)
Total stockholders’ equity (deficit)	259,415	(131,927)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$327,320	$162,754

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(12,163)	$(8,487)	$(37,477)	$(23,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,069	3,423	11,693	9,718
Amortization of deferred rent	1,196	(116)	5,181	(228)
Amortization of debt issuance costs	68	—	1,884	—
Stock-based compensation	3,840	961	7,550	2,799
Provision for doubtful accounts	275	264	344	540
Change in fair value of preferred stock warrant liabilities	—	470	2,404	549
Other adjustments	(102)	(124)	(502)	(166)
Interest paid on capital leases	(98)	(53)	(269)	(169)
Loss on disposal of property and equipment	4	—	43	—
Changes in operating assets and liabilities:
Accounts receivable	(5,638)	(1,067)	(9,520)	(4,442)
Prepaid expenses and other current assets	(2,031)	(34)	(5,240)	(1,538)
Other assets	(383)	(507)	(5,349)	7
Accounts payable	1,309	2,911	4,579	1,522
Accrued expenses	(2,990)	(1,726)	(2,703)	(1,765)
Other liabilities	49	470	(861)	603
Net cash used in operating activities	(12,595)	(3,615)	(28,243)	(16,199)
Cash flows from investing activities:
Purchase of marketable securities	(144,863)	(37,172)	(177,525)	(47,829)
Sale of marketable securities	—	—	3,578	—
Maturities of marketable securities	23,988	1,972	68,044	21,899
Purchases of property and equipment	(2,878)	(1,746)	(10,400)	(9,839)
Capitalized internal-use software	(1,511)	(748)	(3,218)	(2,489)
Purchases of intangible assets	—	—	(636)	—
Net cash used in investing activities	(125,264)	(37,694)	(120,157)	(38,258)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting discounts	—	—	192,510	—
Payments of costs related to initial public offering	(799)	—	(4,452)	—
Proceeds from borrowings under notes payable	—	—	—	4,000
Repayments of notes payable	(22,500)	—	(27,488)	—
Repayments of capital leases	(229)	(298)	(905)	(883)
Proceeds from Series F financing	—	816	—	40,000
Series F issuance costs	—	—	—	(121)
Proceeds from Employee Stock Purchase Plan	2,321	—	3,131	—
Proceeds from exercise of vested stock options	298	366	2,828	1,057
Proceeds from early exercise of stock options	—	250	520	250
Proceeds from payment of stockholder note	—	18	74	38
Repurchase of early exercised shares	—	—	—	(13)
Net cash (used in) provided by financing activities	(20,909)	1,152	166,218	44,328
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	11	5	12	14
Net increase in cash, cash equivalents, and restricted cash	(158,757)	(40,152)	17,830	(10,115)
Cash, cash equivalents, and restricted cash at beginning of period	213,550	61,433	36,963	31,396
Cash, cash equivalents, and restricted cash at end of period	$54,793	$21,281	$54,793	$21,281

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows—Continued
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Reconciliation of cash, cash equivalents, and restricted cash as shown in the statements of cash flows
Cash and cash equivalents	$54,706	$21,281	$54,706	$21,281
Restricted cash included in prepaid and other current assets line item of Condensed Consolidated Balance Sheets	87	—	87	—
Total cash, cash equivalents, and restricted cash	$54,793	$21,281	$54,793	$21,281

Exhibit 99.1

Free Cash Flow
(in thousands, unaudited)

	Quarter ended				Year ended	Quarter ended
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019

Cash flow used in operations	$(5,330)	$(7,254)	$(3,615)	$(786)	$(16,985)	$(10,083)	$(5,565)	$(12,595)
Capital expenditures(1)	(4,845)	(4,989)	(2,494)	(7,329)	(19,657)	(4,784)	(4,445)	(4,389)
Free Cash Flow(2)	$(10,175)	$(12,243)	$(6,109)	$(8,115)	$(36,642)	$(14,867)	$(10,010)	$(16,984)

__________

(1)	Capital Expenditures are defined as cash used for purchases of property and equipment and capitalized internal-use software, as reflected in our statement of cash flows.

(2)	As of Q3 2019, we will be providing Free Cash Flow, which is defined as cash flow from operating activities less capital expenditures.

Exhibit 99.1

Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Gross Profit
GAAP gross Profit	$27,505	$20,109	$78,732	$55,976
Stock-based compensation—Cost of revenue	438	55	875	178
Non-GAAP gross profit	$27,943	$20,164	$79,607	$56,154
Non-GAAP gross margin	56%	55%	56%	54%

Research and development
GAAP research and development	$12,121	$9,233	$33,541	$25,311
Stock-based compensation	(968)	(307)	(2,114)	(907)
Non-GAAP research and development	$11,153	$8,926	$31,427	$24,404

Sales and marketing
GAAP sales and marketing	$17,560	$12,331	$49,505	$36,647
Stock-based compensation	(929)	(242)	(1,894)	(693)
Non-GAAP sales and marketing	$16,631	$12,089	$47,611	$35,954

General and administrative
GAAP general and administrative	$10,583	$6,265	$28,203	$16,097
Stock-based compensation	(1,505)	(357)	(2,667)	(1,021)
Non-GAAP general and administrative	$9,078	$5,908	$25,536	$15,076

Net loss
GAAP net loss	$(12,163)	$(8,487)	$(37,477)	$(23,629)
Stock-based compensation	3,840	961	7,550	2,799
Interest expense—acceleration of deferred debt costs due to early repayment	—	—	1,785	—
Other expense—mark-to-market warrant liability	—	470	2,404	549
Non-GAAP net loss	$(8,323)	$(7,056)	$(25,738)	$(20,281)

Non-GAAP net loss per common share—basic and diluted	$(0.09)	$(0.29)	$(0.43)	$(0.84)
Weighted average basic and diluted common shares	93,240	24,529	59,679	24,222

Adjusted EBITDA
GAAP net loss	$(12,163)	$(8,487)	$(37,477)	$(23,629)
Stock-based compensation	3,840	961	7,550	2,799
Depreciation and amortization	4,069	3,423	11,693	9,718
Interest income	(1,154)	(293)	(2,431)	(577)
Interest expense	621	479	4,845	1,219
Other (income) expense, net	(109)	530	2,363	764
Income taxes	46	51	183	144
Adjusted EBITDA	$(4,850)	$(3,336)	$(13,274)	$(9,562)